Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES APPOINTMENT

OF JOSEPH M. NOWICKI TO BOARD OF DIRECTORS

RICHMOND, Va., September 1, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced that, effective September 1, 2020, Joseph M. Nowicki has been appointed to its Board of Directors for an initial term expiring at the 2022 Annual Meeting of Stockholders. Mr. Nowicki will also serve on the Audit and Compliance and Regulatory Affairs Committees of the Board of Directors.

"We are delighted to welcome Joe to our Board of Directors,” commented Charles Tyson, President and Chief Executive Officer. “With over 35 years spanning a breadth of financial disciplines, industries and business functions, both in the retail and home improvement industries, as well as his expertise in the development of e-commerce and digital enhancements for a public company with over $7 billion in annual revenue, Joe’s leadership experience, knowledge and insight will help guide us as we continue to implement our business strategy.”

Mr. Nowicki, 58, previously served as Executive Vice President and Chief Financial Officer of Beacon Roofing Supply, Inc., a distributor of commercial and residential roofing products and related building materials, from 2013 until June 2020. Prior to that assuming that position, he was Chief Financial Officer, Chief Compliance Officer and Treasurer of Spartan Motors, Inc., a specialty chassis, vehicle, truck body and aftermarket parts manufacturer for RV and emergency response customers. Mr. Nowicki served on the board of directors of Diversified Restaurant Holdings, Inc., owner and operator of Buffalo Wild Wings franchised restaurants, from 2010 to 2020, when it was acquired by a private investment firm. He served on the board of directors of ASV Holdings, Inc., a compact tracked loader and skid-steer loader manufacturer, from 2017 to 2019, which was acquired by a private company in 2019. Mr. Nowicki received a B.S. degree at Canisius College and an MBA from the University of Michigan.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 422 stores as of June 30, 2020. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 917-640-4196